Filed pursuant to 424(b)(3)
Registration No. 333-200594
BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 2 DATED JUNE 4, 2018
TO THE PROSPECTUS DATED APRIL 30, 2018
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc., dated April 30, 2018 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 15, 2018 (“Supplement No. 1”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is as follows:
A. to provide an update regarding the timing of the initial determination of an NAV per share of our common stock; and
B. to provide an update regarding the status of this offering.
A. Timing of the initial determination of an NAV per share of our common stock
We presently expect to initially determine an NAV per share of our common stock as of May 31, 2018 and disclose the NAV per share in a Prospectus supplement on or around June 15, 2018. Therefore, any reference in the Prospectus and in Supplement No. 1 to the expected timing of our initial determination of the NAV per share of our common stock is hereby updated to reflect that the determination will be made as of May 31, 2018 and disclosed on or around June 15, 2018. The NAV per share will be calculated in accordance with our valuation procedures as described in the Prospectus. Accordingly, the offering price for each share of our common stock for subscriptions to be accepted as of July 1, 2018 will be the transaction price plus applicable selling commissions and dealer manager fees, with the transaction price being equal to the NAV per share of our common stock disclosed by us on or around June 15, 2018.
B. Status of this offering
We previously received sufficient offering proceeds to satisfy the minimum offering requirements for this offering with respect to all states other than Pennsylvania. As of June 1, 2018, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for Pennsylvania. Accordingly, we are no longer required to deposit offering proceeds from Pennsylvania residents in an escrow account.

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